SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

Date of Report (Date or earliest event reported)      July 26, 1999

                             Northwest Equity Corp.
             (Exact name of registrant as specified in its charter)

__0-24606____________                                    39-1772981
(Commission File Number)                    (IRS Employer Identification No.)

234 Keller Avenue South, Amery, Wisconsin                  54001
(Address of Principal Executive Offices)                (Zip Code)

Registrants telephone number, including area code (715) 268-7105

ITEM 5.  OTHER EVENTS

         On July 26, 1999, the Registrant and Bremer Financial Corporation amended their definitive agreement and plan of merger dated February 16, 1999. The amendment provides for Bremer to file regulatory applications as soon as practicable, but in no event later than December 31, 1999. If the Merger is not consummated by March 31, 2000, because the requisite regulatory approval has not been obtained, either party may extend the Agreement to April 30, 2000. Pursuant to the Amendment, Northwest may continue to declare quarterly dividends on October 29, 1999 and January 28, 2000, if such dates occur before the closing date.
           In consideration of the extension, Northwest shareholders' rights to receive cash in the amount of $24.00 per share shall be increased or decreased by the an amount equal to the sum of the earnings of Northwest from September 1, 1999 through the date of the Determination Date Financial Statements, less the amount of any dividends declared by Northwest after August 31, 1999 and prior to the Closing, divided by the sum of the outstanding shares plus the number of shares issuable upon exercise of stock options. Under the amended Agreement, the Determination Date Financial Statements shall be prepared as of the last day of the calendar month prior to the Closing Date, unless the Closing Date occurs on or before the 12th day of any month, in which case the Determination Date will be the last day of the calendar month prior to the most recent month end prior to the Closing Date.

          Consummation of the transaction is subject to regulatory approval, approval of the Registrant's shareholders and the satisfaction of certain other conditions.

         For information regarding the terms of the proposed transaction, reference is made to the press release dated July 26, 1999 and the Third Amendment to Agreement and Plan of Merger attached hereto as exhibits to this report and incorporated herein by reference. The foregoing is a summary of the Amendment and does not purport to be complete and is qualified in its entirety by reference to the Amendment.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (c)  Exhibits:  Exhibit 2, Third Amendment to Agreement and Plan of
                         Merger dated July 26, 1999.
                         Exhibit 99, July 26, 1999 Press Release


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SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             Northwest Equity Corp.
                             (Registrant)

                             By:   /s/ Brian L. Beadle
                             Brian L. Beadle, President and CEO

Dated:  July 26, 1999

                                  EXHIBIT INDEX

Number   Description

 2       Third Amendment to Agreement and Plan of Merger dated July 26, 1999
99       July 26, 1999 Press Release

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